Exhibit 10.03

AMENDMENT TO OFFER LETTER

Effective December 31, 2008

Office Depot, Inc., a Delaware corporation (“Company”), set out the terms of its offer of employment to the executive named below (“Executive”) pursuant to a letter with the date specified below (“Offer Letter”). The Company and the Executive desire to amend the severance provisions of the Offer Letter (“Amendment”) in order to evidence documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory guidance thereunder, effective on the date specified above.

Executive: Michael D. Newman

Date of Offer Letter: August 22, 2008

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. With respect to any quoted language herein, which shall be inserted into your Offer Letter, the parties intend for said quoted language to control to the extent that there is any conflict with the language in the original Offer Letter.

2. The Starting Bonus specified in the Offer Letter and all payments related to such Starting Bonus were completed on or about December 12, 2008.

3. The section of the Offer Letter entitled “Employment at Will; Severance” is amended to read as follows:

“Employment at Will/Severance	All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment. In the event that you are terminated due to no fault of your own, the Company will pay to you, less applicable taxes and other deductions required by law, the sum of (i) 18 months of your base salary at the rate in effect on the date of your employment termination, (ii) 18 times the difference between the Company’s monthly COBRA charge on your date of employment termination for the type of Company-provided group health plan coverage in effect for you on that date and the applicable active employee charge for such coverage, (iii) a pro-rata bonus under the Company’s annual bonus plan for the year in which the termination occurs calculated at the earned rate, and (iv) a bonus calculated at “target” under the Company’s annual bonus plan for the calendar year prior to the year of termination to the extent unpaid at the date of termination. The Company must deliver to you a customary release agreement (the “Release”)

within seven days following the date of your employment termination. As a condition to receipt of the severance benefits specified in this section, you must (A) sign the Release and return the signed Release to the Company within the time period prescribed in the Release (which will not be more than 45 days after the Company delivers the Release to you), and (B) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (A) and (B) above is the “Release Period.” The Company will pay the severance benefits specified in clauses (i), (ii) and (iv) of this section to you in a lump sum within 15 days following the expiration of the Release Period. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified in this section. The Company will pay the severance benefit specified in clause (iii) above at the later of the date on which bonuses are paid to other senior executives for such year (but not later than two and one-half months after the last day of such year) or the date specified in the immediately prior sentence. Unless otherwise agreed to in writing by Office Dept, the severance benefits specified in this section shall be in lieu of any severance payment or benefit under any Office Depot severance plan, policy, program or practice (whether written or unwritten) and, therefore, such severance benefits shall be the exclusive source of any severance benefits. In addition, on or about your state date, you will be provided a Change in Control Agreement which provides for severance in the event that you are involuntarily terminated following a Change in Control, as defined therein.”

4. The following new section entitled “Tax Treatment” is hereby inserted at the end of the Offer Letter:

“Tax Treatment:	This letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to other amounts that are subject to Section 409A, it is intended, and this letter will be so construed, that any such amounts payable under this letter and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.”

* * * * *

Office Depot, Inc.

By:
Name:
Title:

Agreed to and Accepted by Executive

Mike Newman
Date: December 17, 2008

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